Exhibit 10.2

                     EQUITY TECHNOLOGIES & RESOURCES, INC.
                                                           Post Office Box 12012
                                                       Lexington, Kentucky 40579
                                                               Tel: 859-321-2466
                                                               Fax: 859-455-8355

June 15, 2006

MB Holding Corporation
ATTN: Scott A. Haire, President
2225 East Randol Mill Road, Suite 305
Arlington, Texas 76011

SUBJECT: BINDING LETTER OF INTENT

Gentlemen:

This letter sets forth our mutual understanding and agreement to enter into an exchange of stock of the businesses of Equity Technologies & Resources, Inc. a Delaware corporation ("ETCR"), MB Holding Corporation, a Nevada corporation ("MBHC"), and H.E.B., LLC, a Nevada limited liability company, ("HEB"). Each of the parties hereto is sometimes referred to herein as a "Party" and collectively, as the "Parties". Further, ETCR understands that MBHC is the owner of Envoii Healthcare, LLC, a Nevada limited liability company and VPS Holding, LLC, a Kentucky limited liability company.

THE PROPOSED TRANSACTION.

FORM OF TRANSACTION. HEB is the beneficial owner of all of the outstanding common stock of MBHC. ETCR desires to acquire all of the MBHC Stock from HEB and HEB desires to acquire shares of capital stock of ETCR. It is the intent of the Parties that this transaction will be structured so that the transfers of MBHC Stock and the ETCR capital stock will constitute a privately negotiated block transaction in reliance upon Section 4(2) of the Securities Act of 1933, as amended, and for federal income tax purposes, the Parties intend that the exchange of the shares contemplated to qualify as a tax-free exchange under the United States Revenue Code of 1986, as amended.

CONSIDERATION. The Transaction shall be structured such that the MBHC stockholders will be issued Thirty Four Million (34,000,000) shares of Post Split ETCR Common Stock, post-split after a 100:1 Reverse Split, and all securities of MBHC will be acquired free and clear of any liens, claim and encumbrances.

CLOSING. The exchange of the MBHC Stock for the Post Split Common Stock (the "Closing") shall take place at 11:00 AM, Dallas, Texas time, at the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202 on such later date after conditions stated in this BLOI and the formal Stock Exchange Agreement have been satisfied or waived by the appropriate Party as agreed to by the Parties and with the understanding of all Parties to complete this transaction on or before June 30, 2006.

OTHER TRANSACTION MATTERS. The Parties intend that the Stock Exchange Agreement will also address the following matters (and such other matters that the parties may mutually agree to after the date hereof):

1. ETCR shall have cancelled all of the outstanding shares of Class B Common Stock.



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2.   At or prior to the Closing,  the holders of all  liabilities  of ETCR shall have agreed to exchange an aggregate of approximately $2,400,000 of debt into 2,400,000 Shares Post Split Common Stock.

3. The ETCR Board of Directors and stockholders shall have authorized, adopted and approved, in accordance with the applicable provisions of the State of Delaware, the Certificate of Incorporation, and bylaws: (i) a 100:1 reverse split its Class A Common Stock; and (ii) the Amended and Restated Certificate of Incorporation in the form to be agreed upon but to include a complete restructuring and the Capital accounts; and ETCR shall have filed the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware.

4. The size and composition of the Board of Directors of ETCR will be structured as determined by the Stockholders. It is understood by the existing Directors and Officers that they may be requested to tender their resignations at the Closing.

CONDITIONS PRECEDENT. The Closing shall be subject to the fulfillment of all the following conditions to the reasonable satisfaction of MBHC and ETCR:

     Preparation (by counsel for MBHC) and execution of the Stock Transfer Agreement and other related documents (collectively, the "STA") containing covenants, agreements, representations and warranties and conditions customary for a transaction of the type of transaction agreed to by the parties, which provisions shall be mutually agreed upon by the parties and satisfactory to their legal counsel.

     Each Party shall be satisfied with its review and analysis of the assets, liabilities, business condition (financial and otherwise) and prospects of the other party.

     Approval of the Transaction by the Board of ETCR having full authority; and MBHC Shareholders. ETCR shall have filed with the Securities and Exchange Commission all documents and forms in order for ETCR to be in compliance with Securities Exchange Act of 1934, as amended.

     Between the date of execution of this BLOI, the Stock Exchange Agreement and the Closing, there shall have been no material adverse disclosure or development in the business condition (financial or otherwise), assets, liabilities or prospects of either party.

     Obtaining of all approvals, consents and waivers from third parties who, in the view of MBHC's counsel, are necessary or desirable to be obtained prior to the consummation of the Transaction.

     No investigation, action, suit or proceeding shall be pending or threatened before any court or governmental body which seeks to restrain, prohibit or otherwise challenge or interfere with the consummation of the transactions contemplated herein.

     Such other conditions as the parties hereto may mutually agree.

ACCESS: DUE DILIGENCE. The parties hereto agree to negotiate in good faith the Stock Exchange Agreement and the transactions contemplated herein. Each Party will provide the other party with reasonable access during normal business hours to its facilities and books and records. In performing its diligence



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investigation,  each party will use its best efforts to avoid disruptions to the other party's operations and business. All information disclosed by one Party to the other, shall be deemed to be "Confidential" information, except that "confidential" information does not include information which is or becomes generally available to the public.

FEES. Each party hereto will bear its own fees for counsel and accountants and other expenses relating to the Transaction.

STANDSTILL. Until the earlier of June 30, 2006 or the Closing, each party agrees that it will not, nor will it permit its officers, directors, affiliates, employees, representative or agents to, without the prior written consent of the other party, enter into any agreement or arrangement regarding, or negotiate with, solicit, encourage, or furnish information to, or participate in any discussion with, any person, entity or organization in connection with any proposal for a business combination or acquisition or purchase involving such party or the asset or capital stock of such party, and such persons and entities will immediately terminate any present discussions or negotiations concerning the same.

CONFIDENTIALITY. Except as may otherwise be required by law or regulation or by court or administrative agency order, no party hereto will make any press release or similar public statements with respect to the proposed transaction without the prior written consent of the other party, unless the announcement is required by law. If the announcements are required by law, all parties will have the opportunity to review and comment on the draft announcement.

GOVERNING LAW. This BLOI in principle shall be governed under and construed in accordance with the laws of the State of Delaware.


If the foregoing correctly reflects our understanding, please execute the enclosed counterpart of this agreement on or before 5:00 PM Dallas Time on June 16, 2006, whereupon each of the undersigned will proceed in good faith to effect the transaction contemplated by this agreement in principle. It is understood, that this is a binding agreement of the undersigned.


Sincerely,
EQUITY TECHNOLOGIES & RESOURCES, INC.

/s/ James K. Millard
-------------------------------------
James K. Millard, President & CEO


/s/  James Arch
-------------------------------------
James Arch, Chairman


AGREED TO AND ACCEPTED As of the date first above written:

MB HOLDING CORPORATION

/s/  Scott A. Haire
-----------------------------------
Scott A. Haire, President


H.E.B., LLC

/s/  Scott A. Haire
-----------------------------------
Scott A. Haire, President









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